Exhibit 10.3

Eric A. Jonas, Jr.
Senior Vice President
Human Resources
(804)527-4000
eric_jonas@circuitcity.com



                                  June 26, 2006



Fiona P. Dias
9950 Mayland Drive
Richmond, VA 23233

         Re:  Letter Agreement

Dear Fiona:

The purpose of this letter is to advise you that we mutually acknowledge that you will resign as the Company's Executive Vice President and Chief Marketing Officer effective August 27, 2006. The Company further acknowledges and accepts that you have asked to resign for personal reasons and the Company is accommodating your request for a transition into a non-executive role.

Effective August 28, 2006 through December 31, 2006, you will assume a new role with the Company as Executive Advisor of Strategic Branding Initiatives. During this time period, you and the Company will use reasonable efforts to find another position within the Company that reflects your skill set and desired role. However, you specifically acknowledge and agree that the Company is under no obligation to provide you further employment after December 31, 2006.

Accordingly, this Letter Agreement and its terms and conditions cancel and fully supersede and replace your Employment Agreement dated December 4, 2003, pursuant to paragraph 12.3. You agree that you have no further rights and the Company has no further obligations under that agreement.

As Executive Advisor of Strategic Branding Initiatives, you will receive a base salary of $237,500 or $9,134.62/biweekly. Upon completion of your obligations under this Letter Agreement, including execution of a general release, you will receive an Annual Bonus for fiscal year 2007, in an amount up to a maximum of $255,778 of your combined former and current base salary for the fiscal year 2007. The Annual Bonus in an amount not less than eighty percent (80%) of your combined former and current base salary shall be pro-rated by taking the number of full completed days in the bonus plan year through the last date of your employment under this Letter Agreement, divided by three hundred sixty-five
(365).

As long as you remain a full-time employee during the period covered by this Letter Agreement, you will continue to participate in any medical and dental plans to which you subscribe at the same cost provided to full-time salaried employees. In addition, as long as you remain a full-time employee during the period covered by this Letter Agreement, you may continue to participate in the Company's 401k plan.

As long as you remain a full-time employee during the period covered by this Letter Agreement, stock awards previously granted to you will continue to vest under the terms of the Company's stock incentive plans. On the date your full-time employment with the Company ends, any unvested equity awards will be forfeited. All vested stock options will continue to be available for exercise under the terms of the Plan for six months after your employment ends or until the expiration date of the stock options, whichever is earlier. Please remember that the provisions of the Company's insider trading policy may apply to the timing and execution of any stock exercises.

Your car allowance of $858.00/month will continue to be paid to you through the end of August 2006. Effective June 26, 2006, you will no longer be eligible for personal use of Company merchandise under the Officer Evaluation Program (OEP). You may retain any OEP products in your possession and the value of these products will be treated as income and reported as such for the current calendar year. In addition, effective June 26, 2006, you will no longer be eligible for the financial planning allowance, except to the extent that you have incurred costs for financial planning services up to and including June 26, 2006. Any amounts currently outstanding as of the date of this Letter Agreement will be paid in full by the Company. In addition all other perquisites that were commensurate with the position of Executive Vice President and Chief Marketing Officer of the Company will be forfeited as of the date of this Letter Agreement.

NonCompetition and NonSolicitation


For a period of two (2) years following the last day of the your employment, you shall not directly or indirectly compete with the Company by engaging, in a competitive capacity, in any business that is engaged in the same or similar business of the Company in one or more Metropolitan Statistical Areas ("MSAs"), specifically including Amazon, Best Buy, CompUSA, Dell, Radio Shack, Tweeter, and Wal-Mart. A business will not be considered to be in competition with the Company for purposes of this paragraph or the paragraph below if:


                  (i) The business or the operating unit of the business in which you are employed or with which you are associated (collectively the "Business Unit") is not engaged in the retail sales of consumer electronics;

                  (ii) If sales of the Business Unit's products or services in the retail sales and service of consumer electronics constitute less than ten percent (10%) of such Business Unit's sales; or

                  (iii) If the sales of the Business Unit in the retail sales and service of consumer electronics do constitute more than ten percent (10%) of the sales of the Business Unit, but the Business Unit solely operates outside of North America.


Notwithstanding the foregoing, nothing herein shall be deemed to prevent or limit your right to invest in the capital stock or other securities of any corporation whose stock or securities are regularly traded on any public exchange, nor shall anything herein contained be deemed to prevent you from investing in real estate for your own benefit (as long as such investment is not related to or in support of any entity engaged in the same or similar business as the Company in competition with the Company in one or more MSA's in which the Company was doing business during your employment).

For a period of two (2) years following the last day of your employment, you shall not directly or indirectly compete with the Company by engaging, in a competitive capacity, in any business engaged in the same or similar business of the Company in one or more MSAs where, on the last day of your employment, the Company is engaged in real estate site selection or has taken further steps toward the commencement of operations in the future, of which you are aware.

You agree that competition shall include, but not be limited to, engaging in competitive activity, as an individual, as a partner, as a joint venturer with any other person or entity, or as an employee, agent, or representative of any other person or entity.

It is the specific intent of the parties that you shall be restricted from competing directly or indirectly with any segment of the Company's business in which you were engaged prior to the last day of your employment and from any segment of the Company's business about which you acquired proprietary or confidential information during the course of your employment.

If any provision of this noncompetition agreement relating to the time period, geographic area or scope of restricted activities shall be declared by a court of competent jurisdiction to exceed the maximum time period, geographic area or scope of activities, as applicable, that such court deems reasonable and enforceable, said time period, geographic area or scope of activities shall be deemed to be, and thereafter shall become, the maximum time period, scope of activities or largest geographic area that such court deems reasonable and enforceable and this General Release shall automatically be considered to have been amended and revised to reflect such determination.

For a period of two (2) years following the last day of your employment, you shall not, directly or indirectly, solicit or induce, or attempt to solicit or induce, any employee of the Company to leave the Company for any reason whatsoever or hire any individual employed by the Company. For purposes of this paragraph, employee shall mean any individual employed by the Company on the last day of your employment or within the three-month period prior to the last day of your employment.

You and the Company have examined in detail this Covenant Not to Compete and agree that the restraint imposed upon you is reasonable in light of the legitimate interests of the Company and it is not unduly harsh upon your ability to earn a livelihood.

The parties hereto acknowledge that your services were of a special, extraordinary, and intellectual character which gives you unique value, and that the business of the Company and its subsidiaries is highly competitive, and that violation of any of the covenants provided in this General Release would cause immediate, immeasurable, and irreparable harm, loss, and damage to the Company not adequately compensable by a monetary award. You acknowledge that the time, scope of activities and geographical area restrained by the provisions of this General Release are reasonable and do not impose a greater restraint than is necessary to protect the goodwill of the Company's business. You further acknowledge that you and the Company have negotiated and bargained for the terms of this General Release and that you have received adequate consideration for entering into this General Release. In the event of any such breach or threatened breach by you of any one or more of such covenants, the Company shall be entitled to such equitable and injunctive relief as may be available to restrain you from violating the provisions hereof. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available at law or in equity for such breach or threatened breach, including the recovery of damages.

In consideration for all of the above, you agree to execute a general release satisfactory to the Company on the last day of your employment with the Company. A draft of such a release is attached as Exhibit "A", General Release. We advise you to review this draft release carefully with the assistance of your attorney.

Should you breach any terms of this Letter Agreement, including a failure to execute the attached General Release, then you agree to pay liquidated damages in the amount of $100,000. You further agree that any disagreement between you and the Company concerning this Letter Agreement will be settled by final and binding arbitration pursuant to the Company's Associate Issue Resolution
Program, the terms of which are incorporated by reference into this Letter Agreement.

By signing below, you acknowledge that you understand and agree to the above terms and conditions.

                                                     Very truly yours,
                                                     /s/ Eric A. Jonas, Jr.
                                                     Eric A. Jonas, Jr.
                                                     Senior Vice President
                                                     Human Resources


Seen and Agreed:

/s/ Fiona P. Dias
Fiona P. Dias

June 26, 2006
Date